                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                       UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  (AMENDMENT NO. 1)*

                                Tegal Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                   879008 10 0
        ----------------------------------------------------------------
                                 (CUSIP Number)

                                 March 24, 2006
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
--------------------------------------------------------------------------------

     |_|        Rule 13d-1(b)
     |X|        Rule 13d-1(c)
     |_|        Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

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CUSIP NO.  879008 10 0                                      13G                      Page 2 of 8
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------------- --------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSON
1             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Trimble Place, LLC
------------- --------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2

                                                                                                    (a) |_|

                                                                                                    (b) |_|
------------- ------------------------------------------------------------------------------------- ------------------
              SEC USE ONLY
3

------------- --------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
------------- --------------------------------------------------------------------------------------------------------
                    5           SOLE VOTING POWER

                                3,380,577 shares of Common Stock
                    ----------- --------------------------------------------------------------------------------------
                    6           SHARED VOTING POWER
  NUMBER OF SHARES
     BENEFICIALLY               0 shares of Common Stock
    OWNED BY EACH   ----------- --------------------------------------------------------------------------------------
  REPORTING PERSON  7           SOLE DISPOSITIVE POWER
         WITH
                                3,380,577 shares of Common Stock
                    ----------- --------------------------------------------------------------------------------------
                    8           SHARED DISPOSITIVE POWER

                                0 shares of Common Stock
------------------- ----------- --------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              3,380,577 shares of Common Stock
------------- --------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                   |_|

              Not applicable.
------------- --------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              4.0%
------------- --------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

              OO
------------- --------------------------------------------------------------------------------------------------------

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CUSIP NO.  879008 10 0                                      13G                      Page 3 of 8
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------------- --------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSON
1             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Ernest J. Dahlman, III
------------- --------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2

                                                                                                    (a) |_|

                                                                                                    (b) |_|
------------- ------------------------------------------------------------------------------------- ------------------
              SEC USE ONLY
3

------------- --------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
------------- --------------------------------------------------------------------------------------------------------
                    5           SOLE VOTING POWER

                                0 shares of Common Stock
                    ----------- --------------------------------------------------------------------------------------
                    6           SHARED VOTING POWER
  NUMBER OF SHARES
     BENEFICIALLY               3,380,577 shares of Common Stock
    OWNED BY EACH   ----------- --------------------------------------------------------------------------------------
  REPORTING PERSON  7           SOLE DISPOSITIVE POWER
         WITH
                                0 shares of Common Stock
                    ----------- --------------------------------------------------------------------------------------
                    8           SHARED DISPOSITIVE POWER

                                3,380,577 shares of Common Stock
------------------- ----------- --------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              3,380,577 shares of Common Stock
------------- --------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                   |_|

              Not applicable.
------------- --------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              4.0%
------------- --------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

              IN
------------- --------------------------------------------------------------------------------------------------------

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CUSIP NO.  879008 10 0                                      13G                      Page 4 of 8
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------------- --------------------------------------------------------------------------------------------------------
              NAME OF REPORTING PERSON
1             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Simon A. Rose
------------- --------------------------------------------------------------------------------------------------------
              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2

                                                                                                    (a) |_|

                                                                                                    (b) |_|
------------- ------------------------------------------------------------------------------------- ------------------
              SEC USE ONLY
3

------------- --------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
------------- --------------------------------------------------------------------------------------------------------
                    5           SOLE VOTING POWER

                                0 shares of Common Stock
                    ----------- --------------------------------------------------------------------------------------
                    6           SHARED VOTING POWER
  NUMBER OF SHARES
     BENEFICIALLY               3,380,577 shares of Common Stock
    OWNED BY EACH   ----------- --------------------------------------------------------------------------------------
  REPORTING PERSON  7           SOLE DISPOSITIVE POWER
         WITH
                                0 shares of Common Stock
                    ----------- --------------------------------------------------------------------------------------
                    8           SHARED DISPOSITIVE POWER

                                3,380,577 shares of Common Stock
------------------- ----------- --------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              3,380,577 shares of Common Stock
------------- --------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                   |_|

              Not applicable.
------------- --------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              4.0%
------------- --------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

              IN
------------- --------------------------------------------------------------------------------------------------------

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CUSIP NO.  879008 10 0                                      13G                      Page 5 of 8
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ITEM 1.           (A)      NAME OF ISSUER:

                           Tegal Corporation (the "Company")

                  (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           2201 South McDowell Blvd.
                           Petaluma, CA 94954

ITEM 2.           (A)      NAME OF PERSON FILING:

                           This statement is being filed pursuant to a Joint Filing Agreement (attached as
                           Exhibit 1 and incorporated herein by reference) between (i) Trimble Place, LLC
                           ("Trimble Place"), (ii) Ernest J. Dahlman, III and (iii) Simon A. Rose
                           (collectively, the "Reporting Persons").  Mr. Dahlman and Mr. Rose each have a 50%
                           interest in Trimble Place.

                  (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           Trimble Place, LLC               c/o Dahlman Rose & Co., LLC
                                                            320 Park Avenue, 31st Floor
                                                            New York, NY  10022

                           Ernest J. Dahlman, III           c/o Dahlman Rose & Co., LLC
                                                            320 Park Avenue, 31st Floor
                                                            New York, NY  10022

                           Simon A. Rose                    c/o Dahlman Rose & Co., LLC
                                                            320 Park Avenue, 31st Floor
                                                            New York, NY  10022

                  (C)      CITIZENSHIP:

                           Trimble Place, LLC is a limited liability company organized under the laws of the
                           State of New York.

                           Ernest J. Dahlman, III is a citizen of the United States.

                           Simon A. Rose is a citizen of the United States.

                  (D)      TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $0.01 per share (the "Common Stock")

                  (E)      CUSIP NUMBER:

                           8879008 10 0

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CUSIP NO.  879008 10 0                                      13G                      Page 6 of 8
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS:

                  (a)               |_|       Broker or dealer registered under Section 15 of the Exchange Act;

                  (b)               |_|       Bank as defined in Section 3(a)(6) of the Exchange Act;

                  (c)               |_|       Insurance company as defined in Section 3(a)(19) of the Exchange Act;

                  (d)               |_|       Investment company registered under Section 8 of the Investment
                                              Company Act;

                  (e)               |_|       An investment adviser in accordance with Rule 13-d-1(b)(1)(ii)(E);

                  (f)               |_|       An Employee benefit plan or endowment fund in accordance with
                                              Rule 13-d-1(b)(1)(ii)(F);

                  (g)               |_|       A parent holding company or control person in accordance with
                                              Rule 13-d-1(b)(1)(ii)(G);

                  (h)               |_|       A Savings association as defined in Section 3(b) of the Federal Deposit
                                              Insurance Act;

                  (i)               |_|       A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)               |_|       Group, in accordance with Rule 13-d-1(b)(1)(ii)(J)

                  Not applicable.

ITEM 4. OWNERSHIP.

The following sets forth in tabular format the share ownership of the Reporting
Persons:

         (a) Amount Beneficially Owned:

         (i)   Trimble Place is the beneficial owner of 3,380,577 shares of
               Common Stock.

         (ii)  Ernest J. Dahlman, III is the beneficial owner of 3,380,577 shares of Common Stock.

         (iii) Simon A. Rose is the beneficial owner of 3,380,577 shares of
               Common Stock.

         (b) Percent of Class:

               4.0% for Trimble Place;
               4.0% for Mr. Dahlman; and
               4.0% for Mr. Rose.

         (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:

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CUSIP NO.  879008 10 0                                      13G                      Page 7 of 8
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               3,380,577 shares for Trimble Place;
               0 shares for Mr. Dahlman; and
               0 shares for Mr. Rose.

         (ii)  shared power to vote or to direct the vote:

               0 shares for Trimble Place;
               3,380,577 shares for Mr. Dahlman; and
               3,380,577 shares for Mr. Rose.

         (iii) sole power to dispose or to direct the disposition of:

               3,380,577 shares for Trimble Place;
               0 shares for Mr. Dahlman; and
               0 shares for Mr. Rose.

          (iv) shared power to dispose or to direct the disposition of:

               0 shares for Trimble Place;
               3,380,577 shares for Mr. Dahlman; and
               3,380,577 shares for Mr. Rose.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following |X|.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP NO.  879008 10 0                                      13G                      Page 8 of 8
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 24, 2006

                        TRIMBLE PLACE, LLC

                        By: /s/  Ernest J. Dahlman, III
                            ---------------------------
                            Name: Ernest J. Dahlman, III
                            Title:  Managing Member

                             /s/  Ernest J. Dahlman, III
                             ---------------------------
                             Ernest J. Dahlman, III

                             /s/  Simon A. Rose
                             ---------------------------
                             Simon A. Rose